Exhibit 10.1

AMENDMENT

TO THE

NON-QUALIFIED STOCK OPTION AGREEMENT

WHEREAS, ARAMARK Holdings Corporation (the “Company”) has granted options to purchase common stock of the Company (“Options”) pursuant to that certain Non-Qualified Stock Option Agreement (the “Option Agreement”) pursuant to the ARAMARK Holdings Corporation 2007 Management Stock Incentive Plan, as amended (the “Plan”), and all capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Option Agreement; and

WHEREAS, Article 10 of the Plan authorizes the Committee (as such term is defined in the Plan) to amend the terms of outstanding Options so long as such amendment does not materially impair the rights of the holder of such Options; and

WHEREAS, the Company now desires to amend the Option Agreement to reduce the IRR required for certain events defined in the Option Agreement to trigger the vesting of unvested performance based options; and

WHEREAS, the Company by resolution of the Board of Directors has duly approved such amendment set forth below.

NOW, THEREFORE, the Option Agreement is hereby amended as follows:

1. All references to the requirement that the Sponsor IRR or the Special Termination IRR equal or exceed 22% for certain events to occur, including a “Return-Based Vesting Event” and a “Qualified Partial Liquidity Event”, as such terms are defined in the Option Agreement, are hereby changed to the requirement that the Sponsor IRR and Special Termination IRR equal or exceed 15%.

2. The Option Agreement, as amended as provided above, shall continue in full force and effect in accordance with its terms.

3. This amendment is effective as of March 1, 2010.

IN WITNESS WHEREOF, this amendment is hereby executed on behalf of the Company on this 1st day of March, 2010.

ARAMARK HOLDINGS CORPORATION

By:	/s/ LYNN B. MCKEE
Name:	Lynn B. Mckee
Title:	Executive Vice President, Human Resources